Exhibit 2.1

Jay W. Ungerman
State Bar No. 20393000
UNGERMAN & UNGERMAN, P.C.
2515 McKinney Ave.
Suite 800
Dallas, Texas 75201
Telephone:                 (214) 747-3536
Facsimile:                 (214) 747-0068

ATTORNEYS FOR DEBTORS-IN-POSSESSION

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION

IN RE:                                 ss.
                                       ss.
OCA ACQUISITIONS, INC., NOW            ss.   CASE NO. 395-35856-RCM-11
KNOWN AS OPTICAL CORPORATION           ss.
OF AMERICA,                            ss.
                                       ss.
         DEBTOR                        ss.
                                       ss.
IN RE:                                 ss.
                                       ss.
BENSON OPTICAL CO., INC.,              ss.   CASE NO. 395-35857-RCM-11
                                       ss.
         DEBTOR                        ss.
                                       ss.
IN RE:                                 ss.
                                       ss.
SUPERIOR OPTICAL COMPANY, INC.         ss.   CASE NO. 395-36572-RCM-11
                                       ss.
         DEBTOR                        ss.   JOINTLY ADMINISTERED UNDER
                                       ss.   CASE NO. 395-35856-RCM-11

               DEBTORS' FIRST AMENDED JOINT PLAN OF REORGANIZATION
               ---------------------------------------------------

         OCA ACQUISITION, INC., NOW KNOWN AS OPTICAL CORPORATION OF AMERICA, ("Optical Corporation") BENSON OPTICAL CO., INC. ("Benson") AND SUPERIOR OPTICAL


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COMPANY, INC. ("Superior") are corporations that filed for relief under Title 11 of the U.S. Code in 1995. Since the bankruptcy Court on November 21, 1995 ordered that Superior has been consolidated with Benson for all purposes, the
remaining  corporate  Debtors,   Optical  Corporation  and  Benson  (hereinafter
collectively the "Debtors"), propose the following Joint Plan of Reorganization (hereinafter referred to as "Plan")

                                    PREAMBLE

         This Plan is a liquidating plan under Chapter 11 of the Bankruptcy Code. Distributions under the Plan will be made from the proceeds of sales of the Debtors' assets, from recoveries on certain causes of action which will be prosecuted by the Plan Proponents and from the Stock Issuance of the Debtors. The Plan provides for the collection, liquidation and distribution to creditors of all property of the Debtors and issuance of stock in the Reorganized Debtor. The Plan provides for the conveyance of all assets of each of the Debtors into a single liquidating Trust, the unitary treatment of claims all of the Debtors and the issuance of 37.5% of the stock of each of the Debtors: a) 32.5% to creditors of all of the Debtors based on their cumulative Pro Rata Allowed Unsecured Claim; and b) 5% to the shareholders of the Debtors. This treatment represents a compromise and settlement under F.B.R.P. 9019 of any and all causes of action by and between the Debtors and any party in interest concerning any allegations that the Debtors should be substantively consolidated or that the Debtors are the alter egos or instrumentalities of each other and hence each liable for the debts of the other. The Proponents believe that the Plan offers the best vehicle for implementing in the most efficient and economical manner a liquidation of the Debtors' assets and distribution of the proceeds to their Creditors. The Proponents encourage all holders of claims against each of the Debtors to vote in favor of the Plan.


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                                   ARTICLE I.

                                   Definitions
                                   -----------

         For the purposes of this Plan, the following terms shall have the following meanings unless the context clearly requires otherwise:

         1.1 Administrative Claim. A claim Allowed under ss.330, 503(b), or 507 of the Code that is entitled to Priority and payment under Section 507(a)(1) of the Code.

         1.2 Allowed Claim. Means, respectively, (a) any Claim against the Debtors, proof of which was filed on or before the date designated by the Bankruptcy Court as the last date for filing proofs of Claim in connection with these Chapter 11 Cases and which Claim is not a Disputed Claim; (b) if no proof of Claim is filed, any Claim which has been or hereafter is listed in the schedules of liabilities filed by the Debtors as liquidated in amount and not disputed or contingent, and, in either case, which Claim is not a Disputed Claim; or (c) any claim which has been Allowed by a Final Order. Unless otherwise specified in this Plan, "Allowed Claim" shall not, for purposes of computation of distribution under the Plan, include interest on any Allowed Claim from and after the Petition Date.

         1.3 Bar Date. The last day for filing claims in these proceedings was 60 days after rejection of leases for landlord claims; February 4, 1996, for all other administrative claims, except as to Halter Financial Group, Inc.; and, January 22, 1996, for all other claims.

         1.4 Code. The United States Bankruptcy Code and being Title 11 of the United States Bankruptcy Code as enacted in 1978 and as amended.

         1.5 Confirmation Date. The date upon which the Bankruptcy Court enters the Confirmation Order on its docket.


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         1.6  Confirmation  Order.  The order of the Bankruptcy Court confirming the Plan in accordance with the provisions of Chapter 11 of the Bankruptcy Code.

         1.7 Consummation of the Plan. When all of the requirements of 'the Plan are met. The Consummation of the Plan can not occur until after substantial consummation as that term is defined in 11 U. S. C. ss. 1101 (2) and will only occur upon the Consummation of the Plan Date.

         1.8 Consummation of the Plan Date. The date fifteen (15) months from the Effective Date of the Plan by which a reverse merger or reverse acquisition must have been completed as to each specific Debtor or the discharge set forth under 11 U.S.C. ss. 1141 (d)(3) will be deemed to have not been achieved and the stock issued herein is deemed canceled and void. Upon the Consummation of the Plan Date being achieved as to each Debtor, any and all claims by creditor's as to a default under the Plan, can only be asserted against the Trust that is established by the Plan.

         1.9 Creditor. Any party or entity having a claim against the Debtors, including but not limited to the following: Secured Creditors, Priority Creditors, Unsecured Creditors and Equity Interest Owners as herein elsewhere defined.

         1.10 Debtors. OCA Acquisition, Inc., Now Known as Optical Corporation of America; Benson Optical Co., Inc. Superior Optical Company, Inc has been substantively consolidated with Benson and its creditors will be treated as creditors of Benson in accordance with this Court's order of November 21, 1995.

         1.11 Disputed Claim. Means (a) any Claim or portion of a Claim (other than an Allowed Claim) which is scheduled by the Debtors as disputed, contingent or unliquidated, or (b) a Claim proof of which has been filed pursuant to
Section 501 (a)  of the Bankruptcy  Code as unliquidated or contingent, or (c) a


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Claim,  proof of  which  has  been  filed  pursuant  to  Section  501 (a) of the
Bankruptcy Code and as to which an objection to the allowance thereof has been interposed within any time limitation fixed by an order of the Bankruptcy Court, or by this Plan, which objection has not been settled or determined, in whole or in part, by an Order of the Bankruptcy Court which Order has not been stayed, modified or reversed.

     1.12 Effective Date. Means the business day following the eleventh (11th) day after the Confirmation Order is entered, provided that in the event the Confirmation Order has been stayed on appeal by a court of competent jurisdiction, the Effective Date shall mean the first Business Day following the date such stay is lifted or dissolved by a court of competent jurisdiction.

     1.13 Equity Interest Owners. The shareholders of the Debtors.

     1.14 Halter Financial Group, Inc. or HFG. Means the corporation that in exchange for taking payment of its administrative expense claim of $17,500 in each Debtor's case and the requirements set forth in Section V. of the Plan, will receive 62.5% of the Stock Issuance of each Debtor. HFG's principal, Tim Halter, will, after the Effective Date, become the President of each of the Debtors. HFG, as the owner of 62.5% of each of the Debtors, will be responsible for securing a reverse merger or reverse acquisition partner as set forth in this Plan as to each of the Debtors.

     1.15 Lipshy Loan. A loan in an amount not to exceed $100,000.00 to be borrowed by the Creditors Trust for payment of attorneys and professional fees for services provided to the Creditors Trust with respect to its prosecution of the litigation against Benson Eyecare Corp. and/or its related entities and any other litigation which may be brought by the Creditors Trust on behalf of the Debtors' Estates. Listed below is an outline of the terms of the loan:


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     a.   Purpose:  Attorneys' fees and expenses for maintenance of lawsuits and other avoidance claims by the Debtors against Benson Eyecare Corp. and/or its related entities;

     b.   Loan Amount: Up to $100,000.00;

     c.   Interest: None;

     d.   Repayment  Terms:   Upon  receipt  of  proceeds  of  any  judgment  or
          settlement of any claims;

          i.   Lipshy to receive first $50,000.00;

          ii. Lipshy and the Creditors Trust to split next $100,000.00 on 50/50 basis;

          iii. Creditors Trust to receive the next $400,000.00;

          iv. Lipshy and the Creditors Trust to split all remaining proceeds, 25% to Lipshy and 75% to Creditors Trust, subject to a maximum to Lipshy of an additional $100,000.00;

     e.   Miscellaneous:

          i. Creditors Trust agrees to diligently pursue such claims against Benson Eyecare Corp. and/or its related entities;

          ii. Lipshy shall waive his unsecured Class 5 claim against the Debtor;

          iii. Loan documents shall contain terms acceptable to Lipshy including, but not limited to, a release by the Debtors and Creditors Trust to Lipshy and his affiliates, accountants, attorneys and consultants, of any and all claims, if any; and,

          iv. Prior to Confirmation of the Plan, all loan draws to be made upon agreed order of the Court or upon Motion to the Court with notice to Lipshy within 10 days following approval of fees and expenses by the Bankruptcy Court; following Confirmation of the Plan, in accordance with the Plan terms.

     1.16 Plan. This Joint Plan of Reorganization, including any modifications, amendments or corrections.


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         1.17 Post Confirmation  Debtors.  The Debtors,  each of which will have
their  corporate  names  changed,   post   confirmation,   as  follows  "Optical
Corporation" will become "Optical Acquisition Corp." and "Benson" will become "Eyecare Acquisition Corp." Their respective states of incorporation are subject to being changed. The officers and directors of the Post Confirmation Debtors is set forth in the Plan.

         1.18 Priority Creditor. A creditor having an Allowed claim entitled to Priority pursuant to Section 330, 503(b), or 507 of the Code.

         1.19 Pro Rata. Means proportionately, so that the ratio of the amount of the distribution made on account of a particular Allowed Claim to the distributions made on account of all Allowed Claims of the Class in which the particular Allowed Claim is included is the same as the ratio of the amount of such particular Allowed Claim to the total amount of Allowed Claims of the Class in which such particular Allowed Claim is included.

         1.20 Secured Creditor. Any creditor whose claim has been Allowed by the Court as having a lien against property of the Debtors.

         1.21 Stock Issuance. Means the issuance of stock by the Debtors, Optical Corporation, and Benson, Pro Rata to the holders of Class 5 Allowed Unsecured Claims and Class 6 equity interest owners under Section 1145 of the Bankruptcy Code.

         1.22 Substantial Consummation. Means the requirements set forth inss. 1101 (2) of the Bankruptcy Code.

         1.23 Trust or Creditors Trust. Means the Trust established for the benefit of Creditors pursuant to Article VI of the Plan.


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         1.24 Trustee.  The individual,  Alan Katz, appointed under Article 6 of the Plan as a Trustee of the Trust to administer the Trust and distribute Property to Creditors.

         1.25 Statement of Financial Affairs. The Statement of Financial Affairs and Schedules of Assets and Liabilities and amendments thereto on file with the Bankruptcy Court in this proceeding by the Debtors.

         1.26 Unsecured Creditor. Any person or entity including trade creditors having an Allowed claim against the Debtors that has not been designated as a Priority or Secured Creditor by the Debtors, nor whose claim has been Allowed by the Court as a Priority or secured claim.

                                   ARTICLE II.

                           Classification of Creditors
                           ---------------------------

         In accordance with section 1123(a)(1) of the Bankruptcy Code, all Claims and Interests, except Administrative Claims under 11 U.S.C. Section 507(a)(1) and Claims of governmental units under 11 U.S.C. Section 507(a)(8), are hereby classified as set forth below.

         The Creditors of the Debtors are  divided into the following Classes of
Claims:

                  Class 1:         The Allowed Priority Claims of Employees.
                  -------

                  Class 2:         The Allowed Priority Claims for contributions
                  -------          to the Debtors' employee benefit plan.

                  Class 3:         The Allowed Priority Claims of individuals
                  -------          arising from a deposit.

                  Class 4:         The Allowed claims of Secured Creditors.
                  -------

                  Class 5:         The Allowed non-Priority claims of Unsecured
                  -------          Creditors.

                  Class 6:         The Equity Interest Owners of the Debtors.
                  -------


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

                                  ARTICLE III.

                              Treatment of Classes
                              --------------------

Treatment of Unclassified Claims.

         3.1 Each  holder of an  Allowed  Administrative  Claim  under 11 U.S.C.
Section 507(a)(1) shall receive cash equal to the Allowed amount of such Administrative Claim (unless the holder of such Administrative Claim agrees to other treatment) from the assets of the Debtors, either within sixty (60) days after the Effective Date or 30 days after they become Allowed or in the case of professional fees on the eleventh (11th) day after the entry of an order allowing said professional fees. All professionals shall file their application for payment of fees with in 30 days after the Effective Date.

         3.2 Administrative Claims of HFG will be paid in accordance with the promissory notes executed by the each of the Debtors or HFG may take the treatment set forth herein to receive 62.5% of the Stock Issuance of each of the Debtors in full satisfaction of its Administrative Claims, by notifying counsel for the Debtors and counsel for the Committee, in writing, with in 10 days prior to the hearing date set for the Confirmation of the Plan.

         3.3 All Allowed Priority Claims under 11 U.S.C. Section 507(a)(8) for taxes owed to any governmental unit shall be paid in full, as soon as practicable after the Effective Date once the payment of Allowed Administrative Claims and Classes 1 - 3 have been made, but in no event later than six years after the assessment of such tax. Any tax liens against the Property which were recorded prior to the Petition Date will be discharged and released upon full payment of the Claims for taxes which such liens secure.


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Treatment of Classified Claims.

         3.4 Class 1: The Allowed Class 1 Priority Claims of Employees are impaired under the Plan and shall be paid their Pro Rata share, without interest, of any sums remaining after payment of all sums determine to be or agreed to be due and owing to Allowed Administrative Claims. They shall be paid up to the full amount of their Allowed Priority claim to the extent that said claims do not exceed $4,000.00. Any sum in excess of $4,000.00 owed to an individual Class 2 Claimant shall be Allowed as a Class 5 Unsecured Claim and treated as such under this Plan.

         3.5 Class 2: The Allowed Priority Claim of Class 2 for contributions to the Debtors' employee benefit plan is impaired and shall be paid up to the full amount of its Allowed Priority Claim, without interest, as soon as practicable after the payment of all sums due and owing to Allowed Administrative Claims and Class 1 or through the establishment of appropriate reserves for such payment.

         3.6 Class 3: The Allowed Priority Claims of Class 3 individuals arising from a deposit are impaired under the Plan and shall be paid their Pro Rata share, without interest, of any sums remaining after payment of all sums due and owing to Allowed Administrative Claims and Classes 1 and 2 or through the establishment of appropriate reserves for such payment.. They shall be paid up to the full amount of their Allowed Priority claim to the extent that said claims do not exceed $1,800.00. Any sum in excess of $1,800.00 owed to an individual Class 3 Claimant, shall be Allowed as a Class 5 Unsecured Claim and treated as such under this Plan.


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         3.7 Class 4: The Allowed  Secured  Claims of Class 4 are unimpaired and shall receive their collateral in full satisfaction of their claims. The unsecured portion of the claim of a holder of an Allowed Secured Claim shall receive the treatment set forth in Class 5.

         3.8 Class 5: The Allowed Unsecured Claims of Class 5 are impaired under the Plan and shall be paid their Pro Rata share, without interest, of any sums remaining after payment of all sums due and owing to Allowed Administrative Claims and Classes 1, 2, and 3 or the establishment of appropriate reserves for such payment. The holders of Allowed Unsecured Claims will also receive, from the Trust, as nominee holder of 32.5% of the Stock Issuances of each of the Debtors a Pro Rata share of said 32.5% of the newly issued stock of each of the Post Confirmation Debtors. Any such holder may elect not to take its Pro Rata share of the newly issued stock of the Debtor when voting on the Plan. Any such holder who elects not to accept the tendered stock, shall have their Pro Rata share redistributed to all of the other holders of Class 5 Claims . There is a requirement, however, that there be at least 225 members of this class that have elected to accept the tender of the shares in the Post Confirmation Debtors set forth herein. If that number would otherwise be reached, then those ballots received in the mail or by fax latest in time will not be able to so elect until such time as the minimum has been reached. The number may be adjusted due to subsequent votes in favor of the plan. Any holder of an allowed Class 5 who does not vote on the confirmation of this Plan will be deemed to have accepted the tendered referenced above and will be considered as so voting in the calculation of the ability of those who do vote, but who elect to not accept the tender above referenced. IF THE VOTES THAT ARE CAST IN THIS CLASS CAUSE THIS CLASS TO ACCEPT THE PLAN, IN ACCORDANCE WITH THE STANDARDS FOR ACCEPTANCE BY A CLASS AS



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SET FORTH IN THE BANKRUPTCY CODE, AND THIS PLAN IS OTHERWISE CONFIRMED, THEN ALL
HOLDERS OF CLAMS IN THIS CLASS WILL BE RELEASED FROM AND NOT SOUGHT TO BE HELD LIABLE FOR THE RECEIPT OF PREFERENTIAL TRANSFERS RECEIVED WITH IN 90 DAYS OF THE DEBTORS FILING FOR RELIEF UNDER CHAPTER 11 OF TITLE 11, UNDER SECTIONS 547 AND 550 OF THE BANKRUPTCY CODE, NOR HAVE THE ALLOWABILITY OF THEIR CLAIMS CONTESTED ON THE BASIS THAT THEY HAD RECEIVED A PREFERENCE UNDER SECTION 547. PLEASE NOTE THIS RELEASE AND WAIVER OF CLAIMS OBJECTIONS DOES NOT APPLY TO THOSE CLAIMANTS IN OTHER CLASSES WHO HAVE A RESULTING CLAIM IN THIS CLASS OR WHO ARE SPECIFICALLY LISTED IN THIS PLAN AS BEING THE SUBJECT OF A PREFERENCE ACTION. THIS RELEASE DOES NOT RELATE TO ANY OTHER AVOIDANCE POWER UNDER CHAPTER 5 OF THE BANKRUPTCY CODE AS TO ANY CLASS 5 CLAIMANT.

     3.9 Class 6: The equity interest owners shall have their interests in each of the Debtors canceled on the stock ledgers of the Debtors and will have new stock certificates in each of the Reorganized Debtors issued to them by the President of each Reorganized Debtor as to their Pro Rata shares of 5% of the Stock Issuance in each of the Post Confirmation Debtors. This treatment will be in and for consideration of the securing of the Lipshy Loan for the prosecution of avoidance and other actions set forth above.


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                                   ARTICLE IV.

                  Potential Cram Down of Non-Consenting Classes
                  ---------------------------------------------

         If any Class of Creditors fail to accept this Plan, the Debtors reserve the right to move for a so-called "cram down" of that Class under the provisions of ss.1129(b) of the Code. In the event the Court refuses to impose a "cram down" on the rights of a non-consenting Class, the Debtors reserve the right to propose modifications to this Plan and to seek confirmation of the Plan as modified in accordance with the Bankruptcy Code and Rules. The Debtors further reserve the rights granted under ss. 1126(e) of the Code to seek a designation that any Creditors' rejection of the Plan was not in good faith.

                                    ARTICLE V

                         Means for Execution of the Plan
                         -------------------------------

         5.1 The Plan will be implemented consistent with Section 1123 and 1145 of the Bankruptcy Code. The assets of Debtors' respective estates shall be conveyed to the Trust. All intercompany claims between the Debtors shall be extinguished. All distributions required to be made under the Plan shall be made by the Trustee from the Trust. The Trust shall become effective and shall be funded on the Effective Date as provided below.

         5.2 All Property shall be automatically vested in the Trust and made available for distribution to Creditors following the allowance of their Claims pursuant to the Plan or further orders of the Bankruptcy Court. As and when the Property is collected and converted into cash, the Trustee shall make distributions to Creditors subject to their making appropriate reserves for Disputed Claims and costs and expenses of the Trust pursuant to the Plan. The Trust will be the nominee holder of 37.5% of the Stock Issuances of each of the Debtors, until the claims allowance process is completed and shares of each of


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the Post  Confirmation  Debtors can be transferred to the intended  holders.  No fractional units will be issued, all shares will be rounded up or down from 50% of a single share. The total amount of shares to be issued will be determined by HFG and the Trust, not inconsistent with the provisions of this Plan. The Trust, as nominee holder during the claims allowance process, may not sell, transfer or hypothecate the shares held as nominee. The Trust may cause the shares representing a 32.5% ownership interest in each of the Debtors to be distributed to the holders of Allowed Unsecured Class 5 claims in the same manner as any distribution of Property under the plan to the holders of Allowed Unsecured Class 5 claims as well as to the 5% ownership interest in each of the Debtors to the holders of Class 6 equity owners interests.

     5.3 Continued Corporate Existence and Future Governance.
         ---------------------------------------------------

     The Debtors names will be changed post confirmation and the Post Confirmation Debtors will be thereafter known as follows: "Optical Corporation" to "Optical Acquisition Corp.", "Benson" to " Eyecare Acquisition Corporation.". HFG will have the power to change the place of incorporation and any one or all of the Post Confirmation Debtors may subsequently reincorporate under the laws of another state. The new shares of common stock issued pursuant to the Plan, the Stock Issuance, will be in an amount sufficient to meet the requirements of the Plan, which shall be approximately 500,000 shares. Sixty two and one half percent (62.5%) of such newly issued shares in each of the Post Confirmation Debtors will be issued to HFG in exchange for the release of its Allowed Administrative Claim and the performance of services and incurring of fees related to the anticipated post-confirmation reverse mergers or reverse acquisitions of the Post Confirmation Debtors. The remaining 37.5% will be issued, 32.5% to the holders of Allowed Unsecured Claims and 5% to the equity


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



interest holders. Each of the Post Confirmation Debtors' officers will be Tim Halter, as president and secretary. Tim Halter is the owner of all of the shares of HFG and its President and sole director. The Post Confirmation Debtors' sole director prior to the reverse merger or reverse acquisition, will also be Tim Halter.

     The Post Confirmation Debtors shall continue in existence in accordance with the laws of their state of incorporation pursuant to the charter and bylaws in effect prior to the Effective Date as specifically modified by this Plan and as are authorized to be modified hereinafter. After the Effective Date, the Post Confirmation Debtors may amend its respective articles of incorporation or change its state of incorporation as necessary to effectuate the Plan. The authorized changes will be executed by the Post Confirmation Debtors successor officers and directors and acknowledged by the Trust. The proposed authorized changes will be made available on or before the earlier of seven (7) days prior to the ballot deadline or the tenth (10th) day prior to the confirmation hearing. You may request copies of same by contacting the Debtors counsel's office. Both of the Debtors have been registered and authorized to conduct business in various states as foreign corporations. The Post Confirmation Debtors will not be assuming or otherwise attempting to utilize those registrations. As such, said registrations will be deemed to have lapsed as of the Effective Date. The Post Confirmation Debtors will each increase the number of common shares authorized in anticipation of a reverse merger or reverse acquisition transaction to 40,000,000. All matters of corporate governance of the Post Confirmation Debtors will be controlled by their respective articles of incorporation and bylaws, as modified by the Plan or authorized to be modified by this Plan. No proposals submitted by the officer and director of a Post Confirmation Debtor as to changes in the articles of incorporation or the bylaws of the Post Confirmation Debtor, except the authorized changes, or to approve


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the reverse merger or reverse  acquisition,  may be made without the approval of the majority of those shares which vote on the proposal. A majority of those shares that vote on such proposals is defined as the simple majority of shares
voted  and  held  by  any  shareholder   other  than  HFG.  HFG's  shares  shall
automatically be voted with the majority of those shares that voted on said proposals. Any restrictive provisions of the Articles or bylaws shall be replaced per Post Confirmation Debtor upon the completion of an authorized reverse merger or reverse acquisition as to said Post Confirmation Debtor, as
necessary,   to  meet  the   requirements  of  the  reverse  merger  or  reverse
acquisition, without further requirement to secure any authority from the shareholders of said Post Confirmation Debtor. HFG shall complete the reverse mergers or reverse acquisitions by the Consummation of the Plan Date. If such transactions are not closed by the Consummation of the Plan Date, then HFG and the holders of Allowed Unsecured Claims against the Debtors agree that the shares issued will be deemed void. The order confirming the Plan will constitute unanimous consent of the post confirmation shareholders of each of the Debtors to the changes detailed herein or to be attached pursuant hereto. The shares distributed to HFG are subject to being non transferable, absent registration, due to the application of ss.1145(b)(1)(A). This plan will not make any attempt to discern or influence any such decision by any applicable government agency. The determination of same shall be the responsibility of HFG.

 5.4 Distribution of  shares  of the  Post  Confirmation  Debtors
     ------------------------------------------------------------

     Shares of stock in the Post Confirmation Debtors shall be finally disbursed once all Class 5 claims are determined to be Allowed or disallowed and in accordance with any holders election that they do not wish to receive their pro rata distribution of the Stock Issuances. The Trust shall hold the approximate

187,500 shares of each of the Post Confirmation Debtors, as nominee holder for coth the Class 5 Allowed Claimants and the Allowed Class 6 Claimants, until such distribution. The Trust may make interim distributions of stock of a Post Confirmation Debtor in the same manner and with the same safeguards as set forth above for the distribution of cash set forth in the Plan.

     5.5 Pre-reverse merger or reverse acquisition shareholder requirements
         ------------------------------------------------------------------

     Under ss.1145(d) of the Bankruptcy Code, the issuance of shares pursuant to the Plan in each of the respective Debtors constitutes a public offering. There are, therefore, no statutory restrictions to the free transferability of the shares received to the holders of Allowed Unsecured Claims or equity interest holders. However, there is no established market for the shares of the respective Debtors that are to be issued pursuant to the Plan. Moreover, to assure that the requirements of ss. 1141 (d)(3 ) are met so as to secure the discharge under said section, all trading of such stock will be enjoined by the order confirming the Debtors' Plan until the completion of the reverse merger or reverse acquisition but in no event later than fifteen (15) months after the Effective Date. This shareholder requirement will be extinguished as each Post Confirmation Debtor completes the requirements of its reverse merger or reverse acquisition. Once all the requirements of the reverse merger or reverse acquisition are met, those shares will be freely tradeable and the injunction on such trading provided for herein, shall be automatically dissolved.

     5.6 Post Confirmation  Reporting
         ----------------------------

     The President of each of the Post Confirmation Debtors shall inform the shareholders of each of the Post Confirmation Debtors of the date when the reverse merger or reverse acquisition is completed, so as to trigger Consummation of the Plan and the listing price of the stock of said Post Confir-mation Debtor when such stock first becomes tradable on a public market, with in fifteen (15) days of such date, so as to provide tax information to the holders of said stock.

                                   ARTICLE VI

                                 CREDITORS TRUST

     6.1  Creation of  Creditors  Trust
          -----------------------------

     A Trust is hereby created for the benefit of Creditors holding Claims entitled to distributions under this Plan. The Trustee of the Trust shall make distributions set forth in the Plan and shall have the power and authority set forth in the Plan.

       6.2 Vesting of Property in the Trust
           --------------------------------

     On the Effective Date all "Property" of the Debtors and their estates shall be automatically conveyed, assigned, transferred and granted to the Trustee and the Trust and shall vest in the Trustee and the Trust in accordance with the requirements of Section 1123 (b)(3)(B). The term "Property" for the purposes of this Plan means:

     a. All property of the Debtors and the Debtors' estates as defined in 11 U.S.C. Section 541 whether such property is now existing or hereafter arising and wherever located.

     b. All causes of action, rights, claims and demands against any third parties, Creditors, investors, individuals, insiders or other entities that the Debtors or the Debtors in Possession own or have an interest in or can assert in any fashion since their formation, or which could be asserted by any Creditor or Creditor representative or trustee under the Bankruptcy Code, whether pre-petition or post-petition, including, but not limited to, actions under Sections 542 through 553 inclusive of the Bankruptcy Code and Section 510 of the Bankruptcy Code to recover assets for any of the Debtors' estates and for the benefit of Creditors and to subordinate claims (collectively "Debtor Actions") and all proceeds of and recoveries on Debtor Actions. PLEASE NOTE, HOWEVER, THE PROVISIONS OF SECTION 3.8 ABOVE AS TO THE DEBTORS' WAIVER OF THE RIGHT TO OBJECT TO CLAIMS BY VIRTUE OF THE RECEIPT OF PREFERENTIAL TRANSFERS THAT WERE RECEIVED IN 90 DAYS BY NON INSIDERS OR NON AFFILIATES OF THE DEBTORS OR TO PURSUE THE RECOVERY OF PREFERENTIAL TRANSFERS THAT WERE RECEIVED WITH IN 90 DAYS BY NON INSIDERS OR NON AFFILIATES OF THE DEBTORS IF THE CLASS SET FORTH IN
          SECTION 3.7, CLASS 5, VOTES IN FAVOR OF THIS PLAN AND THE PLAN IS OTHERWISE CONFIRMED.

     c. Any and all of the Debtors' money in the Debtors' bank accounts or held by others on behalf of the Debtors and any other monies or sums to which the Debtors or their estates may be entitled hereafter, save and except for $2,500 per Debtor, which is to remain in each of the Debtors for a total of $5,000, if HFG elects to have its Administrative Expense Claim paid by virtue of the Stock Issuance.

     d. Any mortgages, deeds of trust, assignments of rents, interests or security agreements encumbering properties of third parties which liens, interests and encumbrances belong to or are entitled to be claimed by the Debtors or in which any of the Debtors have an interest.

     e. Any and all other assets of the Debtors including but not limited to real estate, machinery, equipment, inventory, accounts receivable, the proceeds of liquidation sales of such assets, tax refunds, insurance proceeds, recoveries from third parties, and all other assets and rights to payment of any kind, nature or description.

     f. Property expressly excludes each of the Post Confirmation Debtors' Corporate Shell and the stock issued to H. F. G. The stock to be issued to Class 5 and Class 6 Claimants is property only for the purpose of being a nominee holder for said Claimants.

For the purposes of meeting the requirement in section 1124 (b)(3)(B) that the retention be for the benefit of creditors of the Debtors, the recovery from any avoidance action set forth in Chapter 5 of Title 11 shall be accounted for and distributed by the Trustee 70% of the net proceeds to Class 5 Allowed Unsecured Claims and 30% of the net proceeds to the payment of any remaining class of claims or to pay Administrative expenses of the Debtors' or the Trust.

     6.3 Liquidation and Collection
         --------------------------

     The Trustee shall promptly take such action as is necessary to liquidate to cash all Property and to collect on all Debtor Actions vested in him and the Trust by such means as the Trustee deem advisable. The Trustee is hereby authorized, subject to approval of the Bankruptcy Court, to retain professionals, including attorneys, auctioneers and appraisers for such purposes. The fees and expenses of such professionals shall be subject to approval of the Bankruptcy Court.

     6.4 Authorization
         -------------

     The Trustee is hereby appointed under Section 1123 (b)(3) (B) as a representative of the respective Debtor's estates, and shall generally have all of the powers of a Chapter 7 Trustee under the Bankruptcy Code including, with-out limitation, the power and authority to perform the following acts:

     a. Perfect and secure his right, title and interest to the assets comprising the Property;

     b. Sell and convert the Property to cash and distribute the net proceeds as specified herein;

     c. Manage and protect the Property and distribute the net proceeds, as specified herein;

     d. Release, convey, abandon or assign any right, title or interest in or about the Property;

     e. Pay and discharge any costs, expenses, Trustee' fees or obligations deemed necessary to preserve the Property or any part thereof or to preserve this Trust;

     f.   Deposit Trust funds and draw checks and make distributions thereof;

     g. Employ and have such attorneys, accountants, engineers, agents, tax specialists, and other professionals and clerical and stenographic assistance as may be deemed necessary, subject to Bankruptcy Court approval;

     h. Exercise any and all powers granted to the Trustee by any agreements or by common law or any statute which serves to increase the extent of the powers granted to the Trustee hereunder.

     i.   Take any action required or permitted by this Plan;

     j. Settle, compromise or adjust by arbitration or otherwise any disputes or controversies in favor of or against the Trust or the Property;

     k.   Waive or release rights and claims of any kind;

     1. In general, without in any manner limiting any of the foregoing, deal with the Trust Property or any part or parts thereof in all other ways as would be lawful for any person owing the same to deal therewith, whether similar to or different from the ways above specified, at any time or times hereafter; and

     m. Have instituted on behalf of the Trust and prosecute all suits and proceedings, including, without limitation, all Debtors Actions claims or causes of actions which could be brought by a trustee or debtor-in-possession under the Bankruptcy Code, and prosecute or defend all actions against or appeals on behalf of the Debtors.

     6.5 Operations of Trust
         -------------------

     Subject to the rights of the Committee described below, the Trustee shall have full and complete authority to manage, do and perform all acts, execute all documents and to make all payments and distributions of funds directed to be done, executed, performed, paid and disbursed by the provisions of this Plan.

     The Trustee shall have the power to invest funds of the Trust in demand and time deposits in any national bank which is an authorized depository for bankruptcy funds in the Northern District of Texas or to make temporary investments such as short-term certificates of deposit in such banks or Treasury bills.

     In no case shall any party dealing with the Trustee in any manner whatsoever in relation to the Property or to any part or parts thereof, including but not limited to, any party to whom the Property or any part thereof shall be conveyed or contracted to be sold by the Trustee, be obligated to see to the application of any money or proceeds borrowed or advanced on said Properties or be obligated to see that the provisions of this Plan or the terms of this Trust have been complied with, or be obligated or privileged to inquire into the necessity or expediency of any act of the Trustee, or to inquire into any other limitation or restriction of the power and authority of the Trustee, but as to any party dealing with the Trustee in any manner whatsoever in relation to the Property, the power of the Trustee to act or otherwise deal with said Properties shall be absolute.

     The Trustee shall receive reasonable compensation for services rendered, based upon a reasonable hourly rate ($39.00 per hour), and expenses incurred in the administration of the Trust which compensation for services and expenses shall be approved by the Bankruptcy Court. Any attorneys or other professionals employed by the Trustee shall receive reasonable compensation for their services rendered, based upon a reasonable hourly rate, and expenses incurred in the administration of the Trust which compensation for services and expenses shall be approved by the Bankruptcy Court. Such compensation, as approved by the Bankruptcy Court, shall be deemed earned from the commencement of the Trust, and shall be a charge against and paid out of the Property on the same basis as other costs, expenses and obligations of the Trust.

     The Trustee shall keep an accounting of receipts and distributions, which shall be open to inspection by the Committee or any other Creditor at all reasonable times and the Trustee shall otherwise keep the Committee informed in the matters of this Trust.

     No recourse shall ever be had, directly or indirectly, against the Trustee personally or against the Committee or any member thereof or against the Creditors who are beneficiaries of the Trust or any of them or against any employee of or professional retained by the Trustee or the Committee, by legal or equitable proceedings or by virtue of any statute or otherwise, on any deed of trust, mortgage, pledge, note, nor upon any promise, contract, instrument, undertaking, obligation, covenant or agreement whatsoever executed by the Trustee under this Plan or by them or by any person employed by the Committee, for any purpose authorized by this Trust, it being expressly understood and agreed that all such liabilities, covenants, and agreements of the Trustee or any such employee, whether in writing or otherwise, under this Trust shall be enforceable only against and be satisfied only out of the Property or such part thereof as shall under the terms of any such agreement be liable therefor or shall be evidence only of a right of payment out of the income, proceeds and avails of the Property, as the case may be.

         The Trustee shall not be liable for any act they may do or omit to do as Trustee hereunder while acting in good faith and in the exercise of their business judgment, and the fact that such act or omission was advised, directed or approved by an attorney acting as attorney for this Trust, shall be conclusive evidence of such good faith and good judgment; nor shall the Trustee be liable in any event except for his own gross negligence or willful default or misconduct.

         The initial Trustee shall be Alan Katz and the law firm of Ungerman & Ungerman, P.C. shall be counsel for the Trustee. The Trustee may resign at any time by giving written notice to the Chairman of the Committee, counsel for the Trustee, and counsel for the Committee and such resignation shall be effective upon the date provided in such notice.

         In case of the resignation of a Trustee, a successor Trustee shall thereupon be selected by an instrument in writing, signed and acknowledged by the Chairman of the Committee and delivered to the resigning Trustee. Each succeeding Trustee may in like manner resign and another may in like manner be appointed in his place. In the event of the death or inability to act of a Trustee, a successor Trustee shall be selected by the Committee. Immediately upon selection, whether because of death inability or resignation, any successor Trustee shall seek approval of his/her appointment with the Bankruptcy Court, with notice, including to counsel for the Trustee, together with an affidavit of disinterestedness. Upon Court approval the successor Trustee shall be vested with all the rights, privileges, powers and duties of his predecessor.

         This Trust shall be effective as of the Effective Date and shall remain and continue in full force and effect until the earlier of the following: (1) the indebtedness of the Debtors to all Creditors has been paid or satisfied in accordance with the provisions of the Plan, or (2) the Property vested in the Trust has been wholly converted to cash and all costs, expenses and obligations incurred in administering this Trust have been fully paid and discharged and all remaining income, proceeds and avails of the Property have been distributed to Creditors. The Trustee will make continuing efforts to dispose of the Property, make timely distributions and not unduly prolong the duration of the Trust. Notwithstanding anything contained herein, the Trust shall terminate not later than 21 years from the Effective Date. Upon termination of the Trust, or at such other time as may be required by the Bankruptcy Court or applicable law, the Trustee will file with the Bankruptcy Court a final account and a motion seeking the entry of a final decree closing these Chapter 11 Cases.

         The Committee shall remain in existence following confirmation of the Plan and shall act in an advisory capacity to the Trustee with such powers as are provided in this Article. The individual members of the Committee shall serve without compensation but, subject to the approval of the Bankruptcy Court, each individual member of the Committee shall be reimbursed out of the Property for all reasonable out-of-pocket expenses and distributions incurred by him or her in the performance of his or her duties as a member of the Committee in the performance of its function and in the exercise of its rights and remedies under this Plan prior and subsequent to confirmation.

     Upon the termination of the Trust created in this Article VI, the Committee shall disband.

                                  ARTICLE VII.

                    Executory Contracts and Unexpired Leases
                    ----------------------------------------

         All executory contracts and unexpired leases of the Debtors have been previously rejected any others not otherwise rejected are rejected by the confirmation of the Plan. Each person who is a party to an executory contract or unexpired lease of the Debtors rejected herein or heretofore, shall be entitled to file and must serve upon the Trustee, not later than thirty days after the Confirmation Date, a proof of Claim for damages alleged to arise from the rejection of such executory contract or unexpired leases to which such person is a party.

                                  ARTICLE VIII.

                            Modification of the Plan
                            ------------------------

         The Debtors may propose amendments to, or modifications of this Plan at any time prior to confirmation with leave of the Court, upon notice to all parties-in-interest as required by the Court. After confirmation, the Debtors may, with the approval of the Court and so long as it does not materially or adversely affect the interest of the creditors, remedy any defect or omission or reconcile any inconsistencies in the Plan, or in the Order of Confirmation, in such manner as may be necessary to carry out the purposes and effect of this Plan.

                                   ARTICLE IX

                            Jurisdiction of the Court
                            -------------------------

         The Court shall retain jurisdiction until this Plan has been fully consummated including, but not limited to the following purposes:

         1. The Classification of the claim of any creditor and the re-examination of the claims which have been Allowed for the purposes of determining acceptances at the time of confirmation and the determination of such objections as may be filed to creditors' claims. The failure by the Debtor to object to, or to examine any claim the purposes of determining acceptances, shall not be deemed to be a waiver of the Debtors' right to object to or re-examine the claim in whole or in part.

         2. Rejection of executory contracts or unexpired leases that are not discovered prior to confirmation and allowance of claims for damages as to the rejection of any such executory contracts or unexpired leases within such further time as the Court may direct.

         3 . Determination of all questions and disputes regarding title to the assets of the Debtors and determination of all causes of action, controversies, disputes or conflicts, whether or not subject to pending action as of the date of confirmation between the Debtors and any other party including, but not limited to, any right of the Debtor to recover assets pursuant to the provisions of Title 11 of the Code.

         4. The correction of any defect, the curing of any omission or the reconciliation of any inconsistency in this Plan or the Order of Confirmation as may be necessary to carry out the purpose and intent of this Plan.

     5. The modification of this Plan after confirmation pursuant to the Bankruptcy Rules and Title 11 of the Code.

     6. To enforce and interpret the terms and conditions of this Plan.

     7. Entry of any order, including injunctions, necessary to enforce the title, rights and powers of the Debtors and to impose such limitations, restrictions, terms and conditions of such title, rights and powers as this Court may deem necessary.

     8. Entry of an Order concluding and terminating this Case.

     9. Determination of the allowability of Claims and Interests upon objection to such Claims by the Trustees, other successors to the Debtors, or any other party in interest;

     10. Determination of any tax liability, pursuant to Section 505 of the Bankruptcy Code;

     11. Approval, pursuant to Section 365 of the Bankruptcy Code, of all matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease of the Debtors;

     12. Determination or request for payment of administrative expenses entitled to priority under Section 507(a)(1) of the Bankruptcy Code, including compensation of parties entitled thereof,

     13. Adjudication of any causes of action that arose pre-confirmation or in connection with the implementation of this Plan, including, without limitation, all avoidance actions under Chapter 5 pf Title 11, brought by the Debtors or the Trustee acting as a representative of the Debtors' estate as well as the Benson Eye Care litigation, whether any such cause of action is instituted pre or post confirmation;

     14. Entry of a Final Order closing the Chapter 11 Cases;

                                   ARTICLE X.

                      OBJECTION TO CLAIMS: VOTING OF CLAIMS

         10.1 Objections to Claims. Objections to Claims shall be filed by the Trustee or any other party in interest with the Clerk of the Bankruptcy Court and served upon each holder of each of the Claims to which objections are made within ninety (90) days following the Confirmation Date.

         10.2 Resolution of Disputed Claims. Unless otherwise ordered by the Bankruptcy Court, the Trustee shall litigate to judgment, settle or withdraw objections to Disputed Claims, in their sole discretion, without notice to any party in interest other than the Bankruptcy Court, the holders of such Disputed Claims, the Chairman of the Committee and its counsel. The provisions for payment which are set forth in Article III of the Plan are without prejudice to any objection to Claims and the right to assert such objections, and all such provisions for payment are subject to the provisions set forth in this Article IX of the Plan.

         10.3 Payment of Allowed Claims. For purposes of determining the amount of distribution to be made to each holder of an Allowed Claim under the Plan, the amount of all Disputed Claims will be deemed to be Allowed Claims. Except as the Trustee may otherwise determine in their sole discretion, no payment or distribution will be made on a claim if any portion of such Claim is a Disputed Claim until all of the objections to such Claim or portion of such Claim have been determined by a Final Order of the Bankruptcy Court. Any payment or distribution which otherwise would have been made on account of a Disputed Claim if it had been an Allowed Claim will be held in reserve by the Trustee in the Disputed Claims Reserve pending a determination of the allowability of such Claim. In the event that a Disputed Claim is resolved by the allowance of such

Disputed Claim in whole or in part, the Trustee will make the appropriate distribution to the holder of such Claim, to the extent that it is an Allowed Claim, from the Disputed Claims Reserve in accordance with the provisions of the Plan. When all Disputed Claims have been Allowed or disallowed and amounts in the Disputed Claims Reserve have been distributed, all amounts then remaining in the Disputed Claims Reserve, if any, will be distributed pursuant to Article III of the Plan.

         10.4 Voting of Claims. The amount of a Claim that will be used to determine votes for or against the Plan will be either (a) the Claim amount listed in Debtors' schedule of liabilities (the "Schedules") on file with the Bankruptcy Court, unless such Claim is listed in the Schedules as contingent, unliquidated or disputed or (b) the liquidated amount specified in a proof of Claim timely filed with the Bankruptcy Court that is not the subject of an objection. If the holder of a Claim submits a ballot, but such holder has not timely filed a proof of Claim and such holder's Claim is listed on the schedules as contingent, unliquidated or disputed or such holder's Claim is the subject of an objection, the ballot will not be counted in accordance with Bankruptcy Rule 3018, unless the Bankruptcy Court temporarily allows the Claim for the purpose of accepting or rejecting the Plan in accordance with Bankruptcy Rule 3018.

         10.5 Any creditor or claimant who does not vote will be deemed to have accepted the Plan, although said deemed acceptance shall not be considered in the calculation of the required majorities for the determination of whether a Class accepts or rejects the Plan. Any claimant who fails to object to and secure the removal of said objectionable provisions of this Plan, shall be bound by all provisions of this Plan, if it is confirmed.

                                   ARTICLE XI.

                   EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

         11.1 Discharge of Claims. If on the Consummation of the Plan Date, as defined in the Plan, a Post Confirmation Debtor has closed a reverse merger or reverse acquisition, then each such Post Confirmation Debtor will be discharged from claims or other debts that arose before the Confirmation Date. Additionally, all persons who have claims against the Debtors which arise prior to the Confirmation Date shall also be prohibited from asserting such claims against the Creditors Trust or the Debtors' property, except as provided in the Plan.

         11.2 Injunction. Except as provided in the Plan or Confirmation Order, as of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability against the Debtors or an Interest or other right of an equity security holder in the Debtors are permanently enjoined from taking any of the following actions on account of any such Claims, debts, liabilities or interests: (1) commencing or continuing in any manner any action or other proceedings against the Trustee, the Reorganized Debtors or the Property; (2) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Trustee the Reorganized Debtors or the Property; (3) creating, perfecting or enforcing any lien or encumbrance against the Trustee, the Reorganized Debtors or the Property; (4) asserting against the Trustee, the Reorganized Debtors or the Property a set off, right or claim of subordination or recoupment of any kind against any debt, liability or obligation due to the Debtors; and (5) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan and the reverse merger or reverse acquisition by the Post Confirmation Debtors. Additionally, there will be an injunction restricting the transfer of the shares of each of the Post Confirmation Debtors until such time as the reverse mergers or reverse acquisitions as to such Post Confirmation Debtor is completed. The President of the applicable Post Confirmation Debtor will notify the shareholders of the date of the completion of the reverse merger or reverse acquisition. If Consummation of the Plan Date passes without the completion of a reverse merger or reverse acquisitions as to such Post Confirmation Debtor, such shares will be deemed void and the injunction on the trading of any such shares shall become permanent. Nothing herein shall prohibit any claimant, however, for suing the Trust for failing to abide by the provisions of the Plan, or to otherwise enforce the provisions of the Plan. After the Effective Date, any creditor may only look to the Trust and not to the Reorganized Debtor's to have obligations of the Plan met. This injunction, as to the Reorganized Debtors, shall, upon the Consummation of the Plan Date, be augmented by the discharge provisions set forth in Section 11.1.

         11.3 Revesting and Vesting. Except as otherwise provided in the Plan, on and after the Effective Date, all Property of the Debtors' estates shall vest in the Trust and the Trustee free and clear of all Claims, liens, debts, liabilities, charges, interests and other encumbrances.

         11.4 Settlement of all Intercompany Disputes and Causes of Action to Consolidate the Debtors as well as Certain Preference Actions and Claims
Objections. The confirmation of this Plan will compromise and settlement under F.B.R.P. 9019 any and all causes of action by and between the Debtors and any party in interest concerning any allegations that the Debtors should be substantively consolidated or that the Debtors are the alter egos or instrumentalities of each other and hence each liable for the debts of the other. Moreover, this plan shall provide for the settlement of preference actions as set forth in Section 3.8 above, on the conditions set forth therein.

DATED: July 9, 1996.

                                              OCA  ACQUISITION,  INC., NOW KNOWN
                                              AS OPTICAL CORPORATION OF AMERICA

                                              BENSON OPTICAL CO., INC.


                                              SUPERIOR   OPTICAL  COMPANY,  INC.
                                              (Substantively  Consolidated  with
                                              Benson)


                                              By:      /s/ Alan J. Katz
                                                       -------------------------
                                                       Alan J. Katz,
                                                       Executive Vice-President

UNGERMAN & UNGERMAN, P.C.



By:      /s/ Jay W. Ungerman
         -------------------
         Jay W. Ungerman
         Bar I.D. No. 20393000
         2515 McKinney Ave.
         Suite 800
         Dallas, Texas 75201
         (214) 747-3536
         (214) 747-0068 Facsimile

ATTORNEYS FOR DEBTORS-IN-POSSESSION

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION


IN RE:                                ss.
                                      ss.
OCA ACQUISITION, INC. n/k/a           ss     CASE NO. 395-35856-RCM-11
OPTICAL CORPORATION OF AMERICA,       ss.
                                      ss.
         Debtor.                      ss.
                                      ss.
IN RE:                                ss.
                                      ss.
BENSON OPTICAL CO., INC.,             ss.    CASE NO. 395-35857-RCM-11
                                      ss.
         Debtor.                      ss.
                                      ss.
IN RE:                                ss.
                                      ss.
SUPERIOR OPTICAL CO., INC.,           ss.    CASE NO. 395-36572-RCM-11
                                      ss.
         Debtor.                      ss.    JOINTLY ADMINISTERED UNDER
                                      ss.    CASE NO. 395-35856-RCM-11

           ORDER CONFIRMING FIRST AMENDED JOINT PLAN OF REORGANIZATION
           -----------------------------------------------------------

     The First Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code filed by OCA ACQUISITION, INC. n/k/a OPTICAL CORPORATION OF AMERICA, BENSON OPTICAL CO., INC., and SUPERIOR OPTICAL CO., INC. ("Debtors") on July 9, 1996 (the "Plan"), having been transmitted to creditors and equity security holders; and

     It having been determined after hearing on notice that the requirements for confirmation set forth in 11 U.S. C. ss. 1129 have been satisfied, it is

     ORDERED that the First Amended Joint Plan of Reorganization filed by the Debtors on July 9, 1996, is confirmed. A copy of the confirmed Plan is attached.

It is further

ORDER CONFIRMING FIRST AMENDED JOINT PLAN OF REORGANIZATION

         ORDERED that holders of shares of stock in the postconfirmation debtors issued pursuant to the Plan are hereby enjoined from trading said shares until the completion of each reverse merger or reverse acquisition as provided for in the Plan. This injunction shall terminate upon the completion of said transaction for each postconfirmation debtor entity. If, upon the expiration of 15 months after the Effective Date of the Plan, either of such transactions is not complete, then the shares in each postconfirmation debtor entity whose reverse merger or reverse acquisition has not been completed shall be deemed void and canceled.

         It is further

         Ordered that Alan Katz, as Executive Vice President of the Debtors, is hereby authorized to execute any necessary documents to meet the Statutory Requirements for the State of Delaware for a reorganization under title 11 of the U.S. Code.

         DATED:  August 9, 1996.


                                                  /s/ Robert C. McGuire
                                                  ------------------------------
                                                  ROBERT C. McGUIRE
                                                  UNITED STATES BANKRUPTCY JUDGE


ORDER CONFIRMING FIRST AMENDED JOINT PLAN OF REORGANIZATION
                                                                          Page 2

Jay W. Ungerman
State Bar No. 20393000
UNGERMAN SWEET & BROUSSEAU, P. C.
2515 McKinney Ave.
Suite 800
Dallas, Texas 75201-1993
Telephone:        (214) 747-3536
Facsimile:        (214) 747-0068

ATTORNEYS FOR THE TRUSTEE OF THE CREDITORS TRUST

E. P. Keiffer
State Bar No. 11181700
BURKE, WRIGHT & KEIFFER, P.C.
2900 Renaissance Tower
1201 Elm Street
Dallas, TX 75270-2102
Phone:  (214) 742-2900
Fax:       (214) 748-6815

ATTORNEYS FOR THE POST CONFIRMATION DEBTORS

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION

IN RE:                                 ss.
                                       ss.
OCA ACQUISITION, INC., NOW             ss.   CASE NO. 395-35856-RCM-11
KNOWN AS OPTICAL CORPORATION           ss.
OF AMERICA                             ss.
                                       ss.
         DEBTOR.                       ss.
                                       ss.
IN RE:                                 ss.
                                       ss.
BENSON OPTICAL CO., INC.,              ss.   CASE NO. 395-35857-RCM-11
                                       ss.
         DEBTOR.                       ss.
                                       ss.
IN RE:                                 ss.
                                       ss.   CASE NO. 395-36572-RCM-11
SUPERIOR OPTICAL COMPANY, INC.         ss.
                                       ss.   JOINTLY ADMINISTERED:
         DEBTOR.                       ss.   CASE NO, 395-35856-RCM-11


POST CONFIRMATION MODIFICATIONS TO THE
DEBTOR'S FIRST AMENDED JOINT PLAN OF REORGANIZATION                     Page - 1

                 POST CONFIRMATION MODIFICATIONS TO THE DEBTORS'
                   FIRST AMENDED JOINT PLAN OF REORGANIZATION

                                                              January  29 , 1997

         The Trustee of the Creditors Trust ("Trustee") and Optical Acquisition Corp. and Eyecare Acquisition Corp. (hereinafter the "Post Confirmation Debtors") propose the following Post Confirmation Modifications to the confirmed Debtors' First Amended Joint Plan of Reorganization.

         1.       The Definitions in Article I will be replaced as follows:

                  1.8 Consummation of the Plan Date. The date on which the reverse merger or reverse acquisition transaction is completed. Such date shall not be later than 18 months from the Effective Date of the Plan or the discharge set forth under 11 U.S.C. Section 1141(d)(3) will be deemed not to have been achieved and the Plan Shares issued under the Plan shall be canceled. Upon Consummation of the Plan being achieved as to each Debtor, any and all claims by Creditors as to a default under the Plan can only be asserted against the Trust established by the Plan.

                  1.14 Halter Financial Group, Inc. or HFG. The Texas corporation that will be responsible for locating a reverse merger or acquisition transaction for each Post Confirmation Debtor as described in the Plan. In exchange for its Administrative Claim of $17,500 as to each Debtor, HFG may elect to receive approximately 62.5% of the Plan Shares issued b each Post Confirmation Debtor as described in the Plan.

         2. The definition of Plan Shares will be added at 1.16.1 and the definition of Stock Issuance, at l.21, will be deleted. The term "Plan Shares" will be substituted in at every place where the term "Stock Issuance" is set forth in the Plan:

POST CONFIRMATION MODIFICATIONS TO THE
DEBTOR'S FIRST AMENDED JOINT PLAN OF REORGANIZATION                     Page - 2

          1.16.1 Plan Shares. The shares of common stock of each Post Confirmation Debtor to be issued under Section 1145 of the Code to the holders of Class 5 Allowed Unsecured Claims and Class 6 Equity Interest Owners. Such Plan Shares may also be issued to HFG as set forth in the Plan.

     3. The sections describing the treatment of unsecured claimants and equity security holders will be amended to read as follows: (stricken out portions are deletions and bolded portions are the changes)

          3.8 Class 5: The Allowed Unsecured Claims of Class 5 are impaired under the Plan and shall be paid their Pro Rata share, without interest, of any sums remaining after payment of all sums due and owing to Allowed Administrative Claims and Classes 1, 2, and 3 or the establishment of appropriate reserves for such payment. The holders of Allowed Unsecured Claims will also receive, a Pro Rata share of approximately 32.5% of the Plan Shares of each of the Post Confirmation Debtors. Any such holder may elect not to take its Pro Rata share of the Plan Shares when voting on the Plan. Any such holder who elects not to accept the Plan Shares, shall have its Pro Rata share redistributed to all of the other holders of Class 5 Claims. There is a requirement, however, that there be at least 225 members of this class that have elected to accept the Plan Shares of each Post Confirmation Debtors. If that number would otherwise be reached, then those ballots received in the mail or by fax latest in time will not be able to so elect until such time as the minimum has been reached. The number may be


POST CONFIRMATION MODIFICATIONS TO THE
DEBTOR'S FIRST AMENDED JOINT PLAN OF REORGANIZATION                     Page - 3
     adjusted due to subsequent votes in favor of the Plan. Any holder of an Allowed Class 5 claim who does not vote on the confirmation of this Plan will be deemed to have accepted the Plan Shares and will be considered as so voting in the calculation of the ability of those who do vote, but who elect to not accept the Plan Shares. IF THE VOTES THAT ARE CAST IN THIS CLASS CAUSE THIS CLASS TO ACCEPT THE PLAN, IN ACCORDANCE WITH THE STANDARDS FOR ACCEPTANCE BY A CLASS AS SET FORTH IN THE BANKRUPTCY CODE, AND THIS PLAN IS OTHERWISE CONFIRMED, THEN ALL HOLDERS OF CLAIMS IN THIS CLASS WILL BE RELEASED FROM AND NOT SOUGHT TO BE HELD LIABLE FOR THE RECEIPT OF PREFERENTIAL TRANSFERS RECEIVED WITHIN 90 DAYS OF THE DEBTORS FILING FOR RELIEF UNDER CHAPTER 11 OF TITLE 11, UNDER SECTIONS 547 AND 550 OF THE BANKRUPTCY CODE, NOR HAVE THE ALLOWABILITY OF THEIR CLAIMS CONTESTED ON THE BASIS THAT THEY HAD RECEIVED A PREFERENCE UNDER SECTION 547. PLEASE NOTE THIS RELEASE AND WAIVER OF CLAIMS OBJECTIONS DOES NOT APPLY TO THOSE CLAIMANTS IN OTHER CLASSES WHO HAVE A RESULTING CLAIM IN THIS CLASS OR WHO ARE SPECIFICALLY LISTED IN THIS PLAN AS BEING THE SUBJECT OF A PREFERENCE ACTION. THIS RELEASE DOES NOT RELATE TO ANY OTHER AVOIDANCE POWER UNDER CHAPTER 5 OF THE BANKRUPTCY CODE AS TO ANY CLASS 5 CLAIMANT.

POST CONFIRMATION MODIFICATIONS TO THE
DEBTOR'S FIRST AMENDED JOINT PLAN OF REORGANIZATION                     Page - 4

          3.9 Class 6: The Equity Interest Owners shall have their interests in each of the Debtors canceled. In consideration for securing of the Lipshy Loan for the prosecution of avoidance and other actions set forth above, the Equity Interest Owners will receive a Pro Rata Share of 5% of the Plan Shares of each Post Confirmation Debtor.

     4. Article V, the Means for Execution of the Plan will be amended in its entirety to read as follows:

          5.1 The Plan will be implemented consistent with Sections 1123 and 1145 of the Bankruptcy Code. The Property of Debtors' respective estates, as defined in Article 6.2, shall be conveyed to the Trust. All intercompany claims between the Debtors shall be extinguished. All distributions required to be made under the Plan shall be made by the Trustee from the Trust and, as to the Plan Shares, by the respective Post Confirmation Debtors as to holders of Class 5 Allowed Unsecured Claims and Class 6 Allowed Equity Interest Owners. The Trust shall become effective and shall be funded on the Effective Date as provided below.

          5.2 All Property, as defined in Article 6.2, shall be automatically vested in the Trust and made available for distribution to Creditors following the allowance of their Claims pursuant to the Plan or further orders of the Bankruptcy Court. As and when the Property is collected and converted into cash, the Trustee shall make distributions to Creditors

POST CONFIRMATION MODIFICATIONS TO THE
DEBTOR'S FIRST AMENDED JOINT PLAN OF REORGANIZATION                     Page - 5
     subject to their making appropriate reserves for Disputed Claims and costs and expenses of the Trust pursuant to the Plan.

     5.3 Continued Corporate Existence and Future Governance.
         ---------------------------------------------------

          5.3.1 The Plan authorizes each Post Confirmation Debtor to amend and restate its certificate of incorporation and bylaws. Such amended and restated certificates of incorporation and bylaws are referred to herein as the "Post Confirmation Certificates" and the "Post Confirmation Bylaws," respectively. The Post Confirmation Certificates will differ from each of the Debtor's current certificate of incorporation in certain respects. Most significantly, the Post Confirmation Certificates change each Post Confirmation Debtors' corporate names and authorize the issuance of 40,000,000 shares of common stock and the issuance of 10,000,000 shares of preferred stock. The corporate name of Optical Corporation of America will be changed to "Optical Acquisition Corp." and Benson Optical Co.,Inc. will be changed to "Eyecare Acquisition Corp."

          Each Post Confirmation Debtor will continue its corporate existence as a Delaware corporation and will be governed by the General Corporation Law of Delaware, its Post Confirmation Certificate and its Post Confirmation Bylaws. The proposed Post Confirmation Certificates and Post Confirmation Bylaws will be made available on or before the earlier of seven days prior to the ballot deadline or the tenth day prior to the date of the confirmation hearing. You may request copies of the Post Confirmation Certificates by contacting the Debtor's counsel. The Confirmation Order will constitute unanimous consent of the shareholders of each Post Confirmation Debtor of such amendment and restatement.

POST CONFIRMATION MODIFICATIONS TO THE
DEBTOR'S FIRST AMENDED JOINT PLAN OF REORGANIZATION                     Page - 6

          The officers of each Post Confirmation Debtor will take all corporate action necessary to adopt the Post Confirmation Certificates and the Post Confirmation Bylaws following the Confirmation Date. The Post Confirmation Certificates and the Post Confirmation Bylaws will be acknowledged by the Trust. Any restrictive provisions contained in the Post Confirmation Certificates and the Post Confirmation Bylaws pursuant to the Code will be null and void upon completion of the reverse merger or reverse acquisition transaction without any further shareholder authorization or other action, due to the shareholder authorization of the reverse merger or acquisition as set forth in Article 5.4.3 below.

          5.3.2 Each Post Confirmation Debtor may change its state of incorporation by means of a reincorporation merger during the period of time following the Confirmation Date and prior to the completion of the reverse merger or acquisition transactions in accordance with the applicable requirements of the General Corporation Law of Delaware and any other applicable law.

          5.3.3 In addition to meeting any shareholder approval and other requirements set forth in the applicable provisions of General Corporation Law of Delaware, any amendments, modifications, restatements or other changes with respect to the Post Confirmation Certificates or Post Confirmation Bylaws during the time period following the Confirmation Date and prior to the completion of the reverse merger or acquisition transactions, including reverse common stock splits of either Post Confirmation Debtor, shall also be approved by the majority of the shares of common stock held by shareholders other than HFG that are voted on such matter.

POST CONFIRMATION MODIFICATIONS TO THE
DEBTOR'S FIRST AMENDED JOINT PLAN OF REORGANIZATION                     Page - 7

          5.3.4 Both Debtors are authorized to conduct business in various states as foreign corporations. The Post Confirmation Debtors will not utilize such authorizations and such authorizations will be deemed to have lapsed as of the Effective Date.

          5.3.5 Timothy P. Halter, the sole shareholder, officer and director of HFG, will serve as the initial sole director and officer of each Post Confirmation Debtor.

     5.4 The Reverse Merger or Reverse Acquisition.
         -----------------------------------------

          5.4.1 The terms "reverse merger" or "reverse acquisition" as used in the Plan are intended to permit any kind of business combination, including a stock exchange, which would benefit the shareholders of a Post
     Confirmation Debtor by allowing them to own an interest in a viable, operating business enterprise.

          5.4.2 Each Post Confirmation Debtor shall complete a reverse merger or acquisition transaction by the Consummation of the Plan Date. In the event that a Post Confirmation Debtor does not complete such a transaction by the Consummation of the Plan Date, all of its outstanding Plan Shares shall be canceled and the holders thereof will receive no payment or other distribution of any kind therefor.

          5.4.3 As to each Post Confirmation Debtor, the terms and conditions of the proposed reverse merger or acquisition transaction shall be approved by the majority of the shares of common stock held by shareholders other than HFG that are voted on such matter. Except as otherwise set forth the Plan, any other matters presented to the shareholders of any Post Confirmation Debtor prior to the completion of the reverse merger or acquisition transactions shall be approved by shareholders as determined by the Post

POST CONFIRMATION MODIFICATIONS TO THE
DEBTOR'S FIRST AMENDED JOINT PLAN OF REORGANIZATION                     Page - 8

     Confirmation Debtor in a manner consistent with the General Corporation Law of Delaware and any other applicable law.

     5.5 Distribution of the Plan Shares.
         -------------------------------

          5.5.1 Each Post Confirmation Debtor will issue a sufficient number of Plan Shares to meet the requirements of the Plan. The exact number of Plan Shares to be issued, which is estimated to be approximately 500,000 for each Post Confirmation Debtor, will be calculated by the Trustee and the Post Confirmation Debtors in a manner consistent with the Plan as to each Post Confirmation Debtor, the Plan Shares will be issued as follows: (i) assuming HFG so elects as described elsewhere in the Plan, approximately 62.5% of the Plan Shares will be issued to HFG in exchange for the release of its Administrative Claims and for the performance of certain services and the payment of certain fees related to the anticipated reverse merger or acquisition transactions described in the Plan; (ii) approximately 5% of the Plan Shares will be issued to holders of Allowed Class 5 Claims on a Pro Rata basis; and (iii) approximately 32.5% of the Plan Shares will be issued to the holders of Class 6 Equity Interest Owners on a Pro Rata basis. No fractional Plan Shares will be issued. One full share ,will be issued in lieu of any fractional share.

          5.5.2 The Plan Shares will be issued at the time shown as soon as practicable after the Trustee has completed the claims allowance process.

          The  Plan  Shares  may  also be  issued  in  multiple  phases,  in the discretion of each Post Confirmation Debtor, prior to the completion of the allowance process, in the sole discretion of each Post Confirmation Debtor, but only upon receipt of the following from the discretion of each Post Confirmation Debtor, but only upon receipt of the following from the
     Trustee:

POST CONFIRMATION MODIFICATIONS TO THE
DEBTOR'S FIRST AMENDED JOINT PLAN OF REORGANIZATION                     Page - 9

     i) a listing of the claimants and the amount of their Allowed Unsecured Claim.

     ii) a listing of those holders of Unsecured Claims subject to objection and the amounts listed as their claim.

Such information will enable the Trustee and each Post Confirmation Debtor to properly take into account all asserted claims.

         Once a Post Confirmation Debtor has elected to issue the Plan Shares in multiple phases, the Trustee and the Post Confirmation Debtor will determine (i) the number of Plan shares to be issued to holders of Allowed Unsecured Claims not subject to objection and (ii) the approximate number of Plan Shares to be allocated for future issuance to holders of Unsecured Claims subject to objection. As soon as practicable after the Trustee and the Post Confirmation Debtor have made such determination, the Post Confirmation Debtor will issue the Plan Shares to the holders of Allowed Unsecured Claims not subject to objection. Holders of Unsecured Claims subject to objection will each receive their Pro Rata share of the Plan Shares allocated for future issuance as soon as practicable after resolution of the objection. The approximate number of Plan Shares allocated for future issuance to the holders of Unsecured Claims subject to objection is an estimate only and the number of Plan Shares actually received by such holder may differ from such number. Any portion of the Plan Shares allocated but not issued to a holder of an Unsecured Claim that is subject to an objection, upon a determination of the actual amount of the Allowed Unsecured Claim, will be accumulated and issued Pro Rata to all Allowed Unsecured Claim

POST CONFIRMATION MODIFICATIONS TO THE
DEBTOR'S FIRST AMENDED JOINT PLAN OF REORGANIZATION                    Page - 10
holders once all of the objections are resolved either by written agreement by and between the claimant and the Trustee or by order of the Bankruptcy Court.

          5.5.3 The Plan Shares will be issued under Section 1 145 of the Code. Under Section 1145(d) of the Code, the Plan Shares issued to holders of Allowed Unsecured Claims are not subject to any restrictions on transferability. Prior to the completion of a reverse merger or acquisition and certain required filings with the National Association of Securities Dealers, Inc. to be made thereafter, there will be no established trading market for the Plan Shares. Moreover, to ensure compliance with Section 1145(d)(3) of the Code in order to secure discharge thereunder, all Plan Shares issued to holders of Allowed Unsecured Claims shall be enjoined from trading by the Confirmation Order until the completion of a reverse merger or acquisition. The Plan Shares issued to HFG are subject to the provisions of Section 1145(a)(1)(A) of the Code.

     5.6 Post Confirmation Date Reporting.
         --------------------------------

          An  officer  of  each  Post  Confirmation   Debtor  shall  forward  to
     shareholders written confirmation of the completion of a reverse merger or acquisition transaction within 15 days of the date of such completion.

     5. Article 6.2, Vesting of the Property in the Trust will have the following subsections amended to read as follows (stricken out portions are deletions and bolded portions are the changes):

     c. Any and all of the Debtors' money in the Debtors' bank accounts or held by others on behalf of the Debtors and any other monies or sums to which the Debtors or their estates may be entitled hereafter, except that in the event that HFG elects to have its Administrative

POST CONFIRMATION MODIFICATIONS TO THE
DEBTOR'S FIRST AMENDED JOINT PLAN OF REORGANIZATION                    Page - 11

          Claims   paid  by  the  receipt  of  the  Plan  Shares  of  each  Post
          Confirmation Debtor, for $2,500 will remain in each Debtor.

     f. Property expressly excludes each of the Post Confirmation Debtors' corporate Shell structure and the Plan Shares.





Dated this 29th day of, January, 1997.
           ----

CREDITORS TRUST FOR OCA ACQUISITION, INC
BENSON OPTICAL CO.  INC AND SUPERIOR
OPTICAL COMPANY, INC.


By:      /s/ Alan Katz
         ------------------
         Alan Katz, Trustee


OPTICAL ACQUISITION CORP.



By:      /s/ Tim Halter
         ---------------------
         Tim Halter, President



POST CONFIRMATION MODIFICATIONS TO THE
DEBTOR'S FIRST AMENDED JOINT PLAN OF REORGANIZATION                    Page - 12

EYECARE ACQUISITION CORP.



By:      /s/ Tim Halter
         ---------------------
         Tim Halter, President


POST CONFIRMATION MODIFICATIONS TO THE
DEBTOR'S FIRST AMENDED JOINT PLAN OF REORGANIZATION                    Page - 13

Jay W. Ungerman
State Bar No. 20393000
UNGERMAN SWEET & BROUSSEAU, P.C.
2515 McKinney Ave.
Suite 800
Dallas, Texas 75201-1993
Telephone:                 (214) 747-3536
Facsimile:                 (214) 747-0068

ATTORNEYS FOR THE TRUSTEE OF THE CREDITORS TRUST

E. P. Keiffer
State Bar No. 11181700
BURKE, WRIGHT & KEIFFER, P.C.
2900 Renaissance Tower
1201 Elm Street
Dallas, TX  75270-2102
Phone:  (214) 742-2900
Fax:     (214) 748-6815

ATTORNEYS FOR POST CONFIRMATION DEBTORS

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION

IN RE:                                ss.
                                      ss.
OCA ACQUISITION, INC., NOW            ss.    CASE NO. 395-35856-RCM-11
KNOWN AS OPTICAL CORPORATION          ss.
OF AMERICA,                           ss.
                                      ss.
         DEBTOR.                      ss.
                                      ss.
IN RE:                                ss.
                                      ss.
BENSON OPTICAL CO., INC.,             ss.    CASE NO. 395-35857-RCM-11
                                      ss.
         DEBTOR.                      ss.
                                      ss.
IN RE:                                ss.
                                      ss.    CASE NO. 395-36572-RCM-11
SUPERIOR OPTICAL COMPANY, INC.        ss.
                                      ss.    JOINTLY ADMINISTERED:
         DEBTOR.                      ss.    CASE NO. 395-35856-RCM-11


ORDER

                                                                        Page - 1

                                      ORDER

     Came on to be heard this ____ day of February, 1996, the Trustee of the Creditors Trust for the above referenced Debtors and the post confirmation debtors, Optical Acquisition Corp. and Eyecare Acquisition Corp, (hereinafter the "Movants") Motion for Approval of Post Confirmation Modifications to the Debtors' First Amended Joint Plan of Reorganization (hereinafter the "Movants' Motion"). The Court, after making separate findings of fact and conclusions of law, and noting that due notice under F.R.B.P. 2002 had been given to the twenty
(20) largest creditors and those requesting notice, that there are no objections that the modifications affect any class that voted to accept, in a material adversely manner, finds that just cause exists to determine the Debtors' First Amended Joint Plan of Reorganization in the above entitled and numbered case to have been modified in accordance with said First Amended Joint Plan and 11 U.S.C. ss. 1127. It is therefore

     ORDERED that the Movants' Motion is hereby granted and the Debtors' First Amended Joint Plan of Reorganization so modified as set forth in Exhibit "1" to the Movant's Motion, is now the plan in this case under 11 U. S. C. ss. 1127
(b). SO ORDERED

     Signed this FEB 28 1997 day of February, 1997.
                 -----------
                                                           /s/ Robert C. McGuire
                                                           ---------------------
                                                           ROBERT C. MCGUIRE
                                                           U.S. BANKRUPTCY JUDGE


ORDER

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